Exhibit 3.1

ENGLISH ARTICLES OF ASSOCIATION OF UNIQURE B.V. IN FORCE AS OF

24 JULY 2013

following a deed of amendment executed before a substitute of Cornelia Holdinga, civil law notary in Amsterdam.

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION UNIQURE B.V.

1.                                     DEFINITIONS

1.1.                           In these articles capitalised terms shall have the meaning ascribed to these terms as follows:

(a)                                          ‘Shareholders’ shall mean the holders of Class A Shares, the holders of Class B, the holders of Class C Shares,  unless the contrary has been stated explicitly or appears from the context;

(b)                                          ‘Class A Shares’ shall mean registered class A Shares in the capital of the Company, each with a nominal value of one euro cent (EUR 0.01);

(c)                                           ‘Class B Shares’ shall mean registered convertible class B Shares in the capital of the Company, each with a nominal value of one euro cent (EUR 0.01);

(d)                                          ‘Class C Shares’ shall mean registered class C Shares in the capital of the Company, each with a nominal value of one euro cent (EUR 0.01);

(e)                                           ‘Shares’ shall mean the Class A Shares, the Class B Shares and the Class C Shares,  unless the contrary has been stated explicitly or appears from the context;

(f)                                            ‘Absolute Shareholder Class A Majority’ shall mean an affirmative vote of the Class A Shareholders representing at least fifty-one per cent (51%) of the issued and outstanding Shares Class A;

(g)                                           ‘Absolute Shareholder Class B Majority’ shall mean an affirmative vote of the Class B Shareholders representing at least fifty-one per cent (51%) of the issued and outstanding Shares Class B;

(h)                                          ‘Absolute Shareholder Class C Majority’ shall mean an affirmative vote of the Class C Shareholders representing at least fifty-one per cent (51%) of the issued and outstanding Shares Class C;

(i)                                              ‘Absolute Shareholder Majority’ shall mean an affirmative vote of the Shareholders representing at least fifty-one per cent (51%) of the issued and outstanding Shares;

(j)                                             ‘Business’ shall mean all activities of the Group;

(k)                                          ‘General Meeting’ shall mean the body corporate formed by the Shareholders or the meeting of said body, as the case may be;

(l)                                              ‘GM Resolution’ shall mean a resolution of the General Meeting, adopted in a meeting or outside a meeting, as the case may be;

(m)                                      ‘Management Board’ shall mean the Management Board of the Company appointed in accordance with article 13.1;

(n)                                          ‘Management Board Member’ shall mean a member of the Management Board;

(o)                                          ‘Supervisory Board Members A’ shall mean the members of the Supervisory Board appointed in accordance with article 17.3;

(p)                                          ‘Supervisory Board Members B’ shall mean the members of the Supervisory Board appointed in accordance with article 17.4;

(q)                                          ‘Supervisory Board Member’ shall mean a member of the Supervisory Board;

(r)                                             ‘Qualified Class A Majority’ shall mean the affirmative vote of the holders of Class A Shares representing at least two third of the issued and outstanding Class A Shares;

(s)                                            ‘Qualified Shareholder Majority’ shall mean the affirmative vote of the Shareholders representing at least two third of the issued and outstanding Shares;

(t)                                             ‘Group’ shall mean the Company and its subsidiaries;

(u)                                          ‘Group Company’ shall mean a member of the Group;

(v)                                          ‘Supervisory Board’ shall mean the supervisory board of the Company appointed in accordance with article 17;

(w)                                        ‘Company’ shall mean the private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) uniQure B.V., having its seat in Amsterdam and registered with the trade register under number 54385229;

(x)                                          ‘Class A Meeting’ shall mean the body corporate formed by the holders of Class A Shares or the meeting of said body, as the case may be;

(y)                                          ‘Class B Meeting’ shall mean the body corporate formed by the holders of Class B Shares or the meeting of said body, as the case may be.

(z)                                           ‘Class C Meeting’ shall mean the body corporate formed by the holders of Class C Shares or the meeting of said body, as the case may be.

1.2.                           The definitions described in article 1.1 shall apply both to the singular and the plural of the concepts defined.

1.3.                           All references to ‘articles’ shall be deemed to be a reference to articles in these articles of association, unless it is indicated otherwise.

2.                                     NAME AND SEAT

2.1.                           The name of the Company is: uniQure B.V.

2.2.                           The Company has its seat in Amsterdam.

3.                                     OBJECTS

The objects of the Company are:

•                                                   to research, develop, produce and commercialise products, services and technology in the (bio-)pharmaceutical sphere;

•                                                   to participate in, to finance, to collaborate with, to conduct the management of companies and other enterprises and to provide advice and other services;

•                                                   to acquire, use and/or assign industrial and intellectual property rights and real property;

•                                                   to invest funds;

•                                                   to provide security for the debts of legal persons or of other companies with which the Company is affiliated in a group or for the debts of third parties;

•                                                   to undertake all that is connected to the foregoing or in furtherance thereof,

all in the widest sense of the words.

4.                                     CAPITAL AND SHARES

4.1.                           The company’s authorised capital amounts to two million euro (EUR 2.000.000) and is divided into one hundred and seventy-one million four hundred and six thousand three hundred and eleven (171,406,311) Class A shares, eighteen million five hundred and ninety-three thousand six hundred and eighty-nine (18,593,689)convertible Class B shares, ten million (10,000,000) Class C Shares,  each with a nominal value of one euro cent (EUR 0.01).

4.2.                           The Shares shall be registered and numbered per class consecutively from 1 upwards with denomination of the letter corresponding with the relevant class of Shares. The Company shall not issue share certificates.

4.3.                           Pursuant to the provisions of article 23 Class B Shares may be converted into Class A Shares.

As a result of such conversion the number of Class A Shares included in the authorised share capital of the Company shall be increased and the number of Class B Shares included in the authorised share capital of the Company shall be decreased with the number of Class B Shares so converted.

Class A Shares may not be converted into Class B Shares nor into Class C Shares. Class C Shares are not convertible into either A or B.

5.                                     THE ISSUE OF SHARES

5.1.                           Subject to the prior approval of the Class A Meeting, the issue of Shares may only be effected through a resolution of the General Meeting, which shall also set out the price and the other terms and conditions of issue, if any. Furthermore, the issue of Shares requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands.

The issue price may not be below par. Upon subscription for Shares the nominal amount must be paid up.

5.2.                           Subject to the prior approval of the Class A Meeting, the General Meeting may delegate the powers set forth in article 5.1 and in article 5.3, to another corporate body of the Company and may also revoke any such delegation.

5.3.                           Each Shareholder shall, with respect to any issue of Shares, have a pre-emptive right in proportion to the aggregate amount of Shares held by him.

This pre-emptive right is non-transferable.

Subject to the prior approval of the Class A Meeting, the General Meeting may limit or exclude the pre-emptive right with respect to a specific issue.

5.4.                           The provisions of the above paragraphs of the present article shall apply accordingly to the granting of a right to subscribe for Shares (including but not limited to option rights and/or warrants), but shall not apply to the issue of Shares to someone who exercises a previously acquired subscription right.

6.                                     OWN SHARES

6.1.                           The Company may acquire fully paid-up Shares in its capital or depositary receipts issued for such Shares without paying any consideration with due observance of article 2:207 of the Dutch Civil Code and only pursuant to a resolution of the General Meeting adopted with the prior approval of the Class A Meeting.

6.2.                           The provisions of article 5 shall apply accordingly to the disposal of Shares that the Company holds in its own capital, except that such disposal may be below par.

The provisions of article 11 shall not apply to the disposal of Shares that the Company holds in its own capital. The approval for the transfer within the meaning of article 2:195 paragraph 4 Dutch Civil Code is considered to be granted in the resolution to dispose of Shares that the Company holds in its own capital.

6.3.                           The term ‘Shares’ as used in this article shall include depositary receipts issued for Shares.

7.                                     REDUCTION OF CAPITAL

7.1.                           The General Meeting may resolve to reduce the issued capital by cancellation of Shares or by amending the articles to provide for a reduction of the par value of the Shares, provided that the resolution to amend the articles of association in order to reduce the par value of the Shares Class B can only be adopted with the prior approval of the Class B and provided that the resolution to amend the articles of association in order to reduce the par value of the Shares Class C can only be adopted with the prior approval of the Class C Meeting.

The Shares referred to in any such resolution must be specified therein and provisions for the implementation of such resolution must be made therein.

The paid in capital may not fall below the minimum capital required by law at the time of the resolution.

7.2.                           A resolution to cancel Shares may relate only to:

•                                                   Shares held by the Company itself or with respect to Shares of which it holds the depositary receipts;

•                                                   all Shares of a class with the consent of all Shareholders of such class; or

•                                                   all Shares of a class with repayment.

7.3.                           Any reduction of the par value of Shares without redemption and without a release from the obligation to pay up, must be made in proportion to all Shares of that class. This proportional requirement may be waived by agreement of all Shareholders affected.

7.4.                           The notice convening a meeting at which a resolution referred to in this article is to be adopted shall state the purpose of the reduction of capital and the manner of its implementation.

7.5.                           Any GM Resolution referred to in this article can only be adopted after having obtained the prior approval of the Class A Meeting.

8.                                    REGISTER OF SHAREHOLDERS

8.1.                           The Management Board shall keep a register in which the names and addresses of all Shareholders per class are recorded, stating the number and class of Shares held by them, and numbers allocated to such Shares, the date on which the Shares were acquired, the date of the acknowledgement of the transfer or the date on which the transfer has been served upon the Company, as well as the amount paid-up on each Share.

The register shall also record the names and addresses of the usufructuaries of Shares, showing the date on which they acquired the right on the Shares, to which Shares their rights are attached, the date of the acknowledgement of the acquisition of the right of usufruct or the date on which such acquisition has been served on the Company, and which rights they have.

8.2.                           The register shall be updated regularly.

8.3.                           Each Shareholder and usufructuary shall ensure that the Company is informed of his address.

8.4.                           If a Shareholder or a usufructuary also disclosed an electronic address to the Company for the purposes of entering this electronic address, together with the other data mentioned in article 8.1, into the register, such disclosure is deemed to entail the consent to receive all notifications and announcements as well as convening notices for General Meetings electronically.

The provision of the previous sentence regarding the notice for General Meetings shall only apply to the extent the usufructuary is entitled to attend the meeting.

A message sent electronically needs to be legible and reproducible.

9.                                     USUFRUCT AND PLEDGE ON SHARES

9.1.                           A usufruct may be imposed on Shares. Shares may not be pledged.

9.2.                           Only the Shareholder shall have the voting rights with respect to Shares subject to a usufruct.

9.3.                           Contrary to the provisions of article 9.2, the usufructuary shall have the voting rights if so provided at the time of granting the usufruct, provided that both such provision and, in case of a transfer of the usufruct, the assignment of the voting rights is approved by the General Meeting.

10.                              NO COOPERATION DEPOSITARY RECEIPTS

Depositary receipts issued for shares, if any, will not carry any meeting rights as defined in article 2: 227 Dutch Civil Code.

11.                              RESTRICTION ON THE TRANSFER OF SHARES

11.1.                    Shares may be transferred only after the approval for the proposed transfer has been granted by the Class A Meeting.

A restriction on the transfer of Shares as mentioned in this article shall not apply if the Shareholder must transfer his Share to a previous holder pursuant to the law.

The provisions of the present article shall apply accordingly to the assignment of a right to subscribe for Shares (including but not limited to option rights and/or warrants).

11.2.                    The approval shall be applied for by way of a letter addressed to the Company, setting out the number of Shares for which a decision is sought and the name of the person to whom the applicant wishes to make the transfer.

11.3.                    The request is deemed to have been approved if:

•                                                   the applicant has not been informed of a decision within three months of the receipt of the request; or

•                                                   together with a rejection of the application, the applicant is not notified by the Class A Meeting of a prospective purchaser(s) willing and able to purchase all of the Shares for cash.

11.4.                    In case the approval is granted or is deemed to have been granted, the applicant is free to transfer his Shares for a period of three months after the receipt of a notice that the approval has been granted or is deemed to have been granted, or after the period referred to in article 11.3 has expired.

11.5.                    The Company itself may be a prospective purchaser only after obtaining the consent of the applicant.

11.6.                    The price for which the prospective purchaser(s) appointed by the Class A Meeting may purchase the Shares, shall be determined by mutual agreement between the applicant and the appointed prospective purchaser(s). However, upon request of the applicant the price shall be determined by an independent expert to be appointed by the sub-district court of the Court (kantonrechter van de Rechtbank) within which district the Company has its seat.

11.7.                    The remuneration to be paid to the expert shall be borne by the applicant and the appointed prospective purchaser(s). Unless otherwise agreed by the applicant and the prospective purchaser(s), the total amount to be paid shall be born by the applicant for one-half and the joint prospective purchaser(s) for the other half, in proportion to the number of Shares designated to each prospective purchaser.

11.8.                    The applicant may withdraw his request within one month of having been notified of the price as determined by the expert. In such case the remuneration referred to in article 11.6, if any, shall be entirely borne by the applicant.

12.                              TRANSFER OF SHARES AND LIMITED RIGHTS

The transfer of a Share or the creation or assignment of a limited right on a Share requires a notarial deed to that effect, executed before a civil-law notary, officiating in the Netherlands.

13.                              MANAGEMENT BOARD

13.1.                    The Company will be managed by a Management Board consisting of two or more members, to be determined by the General Meeting.

13.2.                    Management Board Members shall be appointed by the General Meeting from a binding nomination drawn up by the Class A Meeting.

The binding nomination must be drawn up within two months after the vacancy has occurred.

If the Class A Meeting should fail to exercise its right to draw up a binding nomination or should fail to do so in a timely manner, the General Meeting shall be free in its choice.

13.3.                    Management Board Members may at any time be suspended or dismissed by the General Meeting.

13.4.                    Management Board Members may be suspended by the Supervisory Board at any time.

13.5.                    A suspension may last no longer than three months in total, even after having been extended one or more times, unless a resolution for dismissal is adopted, in which case this term runs until the end of the employment contract.

13.6.                    The determination or variation of the remuneration and other terms and conditions under which each individual Management Board Member is appointed shall be determined by the General Meeting with the prior approval of the Class A Meeting.

14.                              MANAGEMENT DUTY.APPROVALS

14.1.                    With due observance of the limitations set out by the present articles of association, the Management Board is charged with the management of the Company.

14.2.                    The Management Board is authorised to appoint one or more persons with the authority to represent the Company and, by granting a power of attorney, conferring such titles and powers as the Management Board shall determine.

14.3.                    The Management Board shall adopt resolutions by an absolute majority of the votes cast. Blank votes shall be considered null and void.

Each Management Board Member may cast one vote, notwithstanding the applicable statutory provisions.

14.4.                    In addition to the relevant provisions of these articles of association, the Management Board may adopt internal rules with respect to the holding of meetings and its decision-making process. These rules may include an internal allocation of duties among the Management Board.

14.5.                    A Management Board Member may be represented at Management Board meetings only by another Management Board Member, and only for a specific meeting.

14.6.                    The Management Board may also adopt resolutions without holding a meeting, provided that all Management Board Members have been consulted and none of them have objected to resolutions being adopted in this manner.

14.7.                    With due observance of the provisions of these articles, the Management Board resolutions relating to any of the following matters shall be subject to the approval of the Supervisory Board:

(a)                                          any amendment to, or any proposal to amend, the articles of association of any Group Company;

(b)                                          the instigation or the settlement of any material litigation or arbitration or mediation proceedings by a Group Company, for the purposes of which material shall mean an interest or claim that is of strategic importance to the Group or has a monetary value of at least one hundred thousand euros (EUR 100,000);

(c)                                           any proposals to the General Meeting to materially change the emoluments of members of the Management Board, including bonuses and option schemes;

(d)                                          the removal or appointment of the auditors of any Group Company, other than the reappointment of existing auditors;

(e)                                           remuneration of the auditors of the Company;

(f)                                            approval of any change in accounting policies of any Group Company;

(g)                                           alteration to the financial year end of any Group Company;

(h)                                          non-project related capital expenditures exceeding in one transaction or event or series of related transactions or events, an amount of fifty thousand euros (EUR 50,000) but less than one hundred thousand euros (EUR 100,000), which are not included in an approved business plan or budget.

14.8.                    With due observance of the provisions of these articles, the Management Board resolutions relating to any of the following matters shall be subject to the approval of the Class A Meeting:

(a)                                          unless specified in an approved business plan of the Company, entering into or materially changing borrowing and lending arrangements (including issuance of debt instruments) by any Group Company, exceeding two hundred and fifty thousand euros (EUR 250,000);

(b)                                          unless specified in an approved business plan of the Company, establishing and/or closing any material branch, establishment, agency or business of any Group Company;

(c)                                           unless specified in an approved business plan of the Company, entering into any material joint venture, partnership or profit sharing arrangement or licensing agreement by any Group Company;

(d)                                          unless specified in an approved business plan of the Company, the expansion or development of the Group or any of its business other than through a Group Company;

(e)                                           adoption of or amendment to the business plan and budget;

(f)                                            creation or release of any security or (save in the ordinary course of trading and consistent with past practice) granting of guarantees by any Group Company, exceeding an amount of two hundred and fifty thousand euros (EUR 250,000);

(g)                                           unless specified in an approved business plan of the Company, any material acquisitions or disposals by any Group Company;

(h)                                          the appointment or removal of any member of the supervisory board or managing director of a Group Company (other than the Company);

(i)                                              non-project related capital expenditures exceeding in one transaction or event or series of related transactions or events, in an amount of one hundred thousand euros (EUR 100,000) or more, which are not included in an approved business plan or budget;

(j)                                             establishment and material amendment of any management incentive scheme of any Group Company (other than the Company).

14.9.                    With due observance of the provisions of these articles, the Management Board resolutions relating to any of the following matters shall be subject to the approval of the Class A Meeting, which resolution can only be adopted with a Qualified Class A Majority:

(a)                                          any change in a Group Company’s (other than the Company’s) share capital;

(b)                                          unless specified in an approved business plan of the Company, any material change of the nature or the name of the business of the Group;

(c)                                           entry into, termination or variation of any contract or arrangement by a Group Company with a Class A Shareholder, other than financing arrangements;

(d)                                          any distribution from reserves (other than wholly intra-group) by any Group Company;

(e)                                           transactions by a Group Company outside of its ordinary course;

(f)                                            taking steps to commence insolvency or winding-up proceedings of a Group Company (including the application for suspension of payment of debts by a Group Company and the filing for bankruptcy of the Company).

14.10.             A resolution of the Management Board to exercise the Company’s voting rights in a Group Company, is also subject to the prior approval of the Supervisory Board and/or the Class A Meeting, as the case may be, if it concerns a resolution of the General Meeting of such company which relates to any of the matters included in this article.

14.11.             Failure to obtain the approval as referred to in this article shall not affect the authority of the Management Board or the Management Board Members to represent the Company.

14.12.            The Management Board is not authorised to engage in the legal transactions (rechtshandelingen) set forth in article 2:204 paragraph 1 Dutch Civil Code without obtaining the prior approval of the General Meeting.

15.                              ABSENCE AND PREVENTION

In the event that one or more Management Board Members are absent or prevented from acting, the remaining Management Board Members or the sole remaining Management Board Member shall be entrusted with the management of the Company.

In the event that all Management Board Members are absent or prevented from acting, two persons to be appointed for that purpose by the Supervisory Board, whether or not from among its members, shall be temporarily entrusted with the management of the Company.

Only a Supervisory Board Member as referred to in article 17.3 may be appointed in accordance with the previous sentence.

16.                              REPRESENTATION

16.1.                    The Company shall be represented by the Management Board.

Except for the Management Board, the authority to represent the Company is only vested in two Management Board Members acting jointly.

16.2.                    In all events in which the Company has a direct or indirect conflict of interest with a Management Board Member in his private capacity, the Management Board resolution regarding that relevant legal act requires the prior approval of the Supervisory Board.

Failure to obtain the approval defined in the previous sentence shall not affect the authority of the Management Board or the Management Board Member(s) to represent the Company.

17.                              SUPERVISORY BOARD

17.1.                    The Company shall have a Supervisory Board consisting of up to seven (7) Supervisory Board Members who shall have the title Supervisory Board Member A or Supervisory Board Member B, provided that at all times there shall be at least one Supervisory Board Member B more than there are Supervisory Board Members A.

With due observance of the previous sentence, the exact number of Supervisory Board Members shall be determined by the Class A Meeting.

Only natural persons can be appointed to the Supervisory Board.

17.2.                    The duties of the Supervisory Board shall be the supervision of the conduct of management by the Management Board and of the general course of affairs of the Company and of any affiliated enterprise.

The Supervisory Board shall assist the Management Board by rendering advice.

In performing their duties, the Supervisory Board Members shall be guided by the interests of the Company and of any enterprise affiliated therewith.

The Management Board shall provide the Supervisory Board with the information necessary for the performance of its duties, in a timely manner.

17.3.                    Supervisory Board Members A shall be appointed by the General Meeting from a binding nomination drawn up by the Class A Meeting.

Prior to the making of a nomination, the Class B Meeting shall be consulted on the identity and the qualifications of the persons to be potentially nominated.

Any substantial objections against potential nominees shall be taken into account when making the actual nomination.

17.4.                    Supervisory Board Members B shall be appointed by the General Meeting.

17.5.                    The determination or variation of the remuneration and other terms and conditions under which each individual member of the Supervisory Board is appointed shall be determined by the General Meeting with the prior approval of the Class A Meeting.

17.6.                    A Supervisory Board Member shall resign at the close of the General Meeting at which the annual accounts are considered, in the year in which four years have elapsed since his latest appointment.

Resigning members of the Supervisory Board shall be immediately eligible for re-election.

Members of the Supervisory Board may be suspended or dismissed by the General Meeting at any time.

A suspension may last no longer than three months in total, even after having been extended one or more times.

17.7.                    The Supervisory Board shall at any time have access to all buildings and premises in use by the Company, and shall be entitled to inspect all of the Company’s books and records and to examine all of the Company’s assets.

The Supervisory Board may delegate this authority to one or more of its members, or to an expert.

17.8.                    The Supervisory Board shall appoint a chairman from among its Supervisory Board Members A or by the Supervisory Board Member B nominated by the Class A Shares Meeting.

17.9.                    The Supervisory Board shall have at least two standing committees, being the audit committee and the remuneration and appointment committee to be appointed by the Supervisory Board from its own members.

17.10.             The General Meeting may designate a Supervisory Board Member as delegated member of the Supervisory Board who shall be particularly responsible for maintaining regular contact with the Management Board on the state of affairs in the Company.

17.11.             The Supervisory Board shall hold at least six (6) meetings a year. Additional meetings may be held at the discretion of the chairman of the Supervisory Board or as often as one or more Supervisory Board Members shall desire or as often as the Management Board shall request.

17.12.             The Supervisory Board shall adopt resolutions by an absolute majority of the total number of votes cast. Blank votes shall be considered null and void. Each member of the Supervisory Board shall be entitled to cast one vote. In case the votes tie, the chairman of the Supervisory Board shall have a casting vote.

17.13.             A Supervisory Board Member may be represented at a meeting of the Supervisory Board only by another Supervisory Board Member and only for a specific meeting.

17.14.             Meetings of the Supervisory Board may also be held by telephone or video conference.

17.15.             The Supervisory Board may also adopt valid resolutions without convening a meeting, provided that all of its members have been consulted and that none has objected to adopting resolutions in this manner.

17.16.             If it is necessary to provide the Shareholders or the Management Board with evidence of a resolution adopted by the Supervisory Board, the signature of either the chairman of the Supervisory Board or of the delegated member of the Supervisory Board, as referred to in article 17.10 shall suffice.

17.17.             In the event that one or more Supervisory Board Members are absent or prevented from acting, the remaining Supervisory Board Members or the sole remaining Supervisory Board Member shall be entrusted with the supervision of the management of the Company.

In the event that all Supervisory Board Members are absent or prevented from acting, two persons to be appointed for that purpose by the General Meeting, shall be temporarily entrusted with the supervision of the management of the Company.

18.                              FINANCIAL YEAR, ANNUAL ACCOUNTS, ANNUAL REPORT

18.1.                    Within five months after the end of each financial year, unless such period is extended by no more than six months by the General Meeting due to extraordinary circumstances, the Management Board shall prepare the annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto).

The annual accounts shall be signed by each Management Board Member and each Supervisory Board Member. If one or more of their signatures is missing, this fact and the reason thereof shall be stated.

Within the above-mentioned period, the Management Board shall prepare an annual report, unless the Company is not required to do so under the statutory rules and regulations applicable to the Company

18.2.                    If and to the extent that the Company is subject to the relevant legal provisions to this effect, the General Meeting shall instruct an auditor or a firm of auditors, as defined in article 2:393 paragraph 1 Dutch Civil Code, to audit the annual accounts and, if prepared, the annual report by the Management Board, to report thereon, and to issue an auditor’s certificate with respect thereto.

A resolution of the General Meeting to appoint or dismiss the Company’s auditor shall be adopted with a Qualified Shareholder Majority.

18.3.                    The annual accounts shall be adopted by a resolution of the General Meeting.

18.4.                    The Company is obliged to make its annual accounts, its annual report and the other information referred to in article 2:392 of the Dutch Civil Code publicly available at the trade register, if and to the extent required by law.

19.                              ALLOCATION OF PROFITS

19.1.                    After having obtained the prior approval of the Class A Meeting, the General Meeting is authorised to resolve to distribute or allocate to the reserves (a part of) the profits, as these appear from the adopted annual accounts and/or to resolve to make interim distributions, including distributions from the reserves.

The Company may only make such distributions to its Shareholders to the extent that the Company’s general equity exceeds the sum of the general equity which it is statutorily required to maintain.

19.2.                    Shares held by the Company in its own capital shall be disregarded for the calculation of the distribution of profits.

The Company may only make such distributions to its Shareholders to the extent that the Company’s general equity exceeds the sum of the reserves which it is required to maintain by law and with due observance of the provisions of article 2: 216 Dutch Civil Code.

19.3.                    Any claim a Shareholder may have to a distribution shall lapse after five years, to be computed from the day on which such a distribution becomes payable.

20.                              GENERAL MEETINGS

20.1.                    Within six months after the end of the financial year, the annual General Meeting shall be held.

20.2.                    The Management Board Members and Supervisory Board Members shall have an advisory vote in the General Meeting.

20.3.                    A General Meeting shall be convened by the Management Board, a Management Board Member, the Supervisory Board or a Supervisory Board Member.

20.4.                    The term ‘right to attend meetings’ in these articles of association is construed to mean the right to attend a General Meeting in person or to be represented in such meeting by a person holding a written proxy and the right to address such meeting. Shareholders and usufructuaries who have the voting rights have the right to attend meetings. The right to attend meetings is not attached to depositary receipts issued for shares.

20.5.                    The General Meetings shall be held in the municipality in which the company has its seat, in Naarden or in Haarlemmermeer (Schiphol).

20.6.                    A General Meeting may adopt valid resolutions, even in the event the legal formalities for convening and holding a General Meeting are disregarded, provided the persons having meeting rights as defined in article 2:227 Dutch Civil Code consent and the statutory requirements for adopting valid resolutions in such situations have been taken into account. Prior to the decision-making by the General Meeting, the Management Board Members and the Supervisory Board Members shall be allowed the opportunity to deliver their opinions.

20.7.                    Resolutions of the General Meeting shall be adopted by an Absolute Shareholder Majority unless these articles or Dutch stipulates otherwise. Blank votes shall be considered null and void.

The Management Board shall keep a record of all resolutions adopted.

Such record shall be available at the offices of the Company for inspection by the Shareholders and other persons with the right to attend meetings. Such persons shall be given a certified copy or an extract upon request, for a price which shall not exceed the costs.

20.8.                    If so determined by the Management Board and announced in the notice convening the meeting each Shareholder has the right to attend the General Meeting electronically, either in person or represented by a person holding a written proxy, to address such meeting and to exercise the voting right, provided that the use of the electronic means by such shareholder enables his identification, and enables such shareholder to take note of the discussions in the meeting directly, and to participate in the deliberations of the meeting.

20.9.                    The provisions of article 20.8 shall also apply to others entitled to attend meetings, provided however, that these persons cannot cast a vote if they are not entitled to do so.

20.10.             For the application of articles 20.4 and 20.8, the requirement to have a written proxy is met if the proxy is granted electronically.

20.11.             The Management Board is authorised to adopt regulations regarding the use of electronic means. If the Management Board has used its authority to adopt such regulations, these shall be made available at the time the meeting is convened.

20.12.             If so announced at the time that the meeting is convened, votes can be cast electronically prior to the meeting, but no sooner than the thirtieth day prior to the day of the meeting.

21.                              VOTES CAST IN SUCH WAY SHALL BE CONSIDERED EQUIVALENT TO THE VOTES CAST AT THE MEETING.

In due observance of article 2:238 of the Dutch Civil Code Shareholders may also adopt resolutions without holding a General Meeting. The final sentence of article 20.6 applies accordingly.

22.                              CLASS A MEETINGS, CLASS B MEETINGS, CLASS C MEETINGS.

22.1.                    Class A Meetings, Class B Meetings and Class C Meetings shall be convened in accordance with article 20.3.

22.2.                   Resolutions of the Class A Meeting shall be adopted by an Absolute Class A Majority unless these articles or the law state otherwise.

22.3.                    Resolutions of the Class B Meeting shall be adopted by an Absolute Class B Majority unless these articles or the law state otherwise.

22.4.                    Resolutions of the Class C Meeting shall be adopted by an Absolute Class C Majority unless these articles or the law state otherwise.

22.5.                    The provisions of articles 20 and 21 shall apply accordingly.

23.                              CONVERSION

23.1.                    Class B Shares may be converted into Class A Shares pursuant to a resolution thereto adopted by the Management Board and with the prior written approval of the Class A Meeting, which resolution can only be adopted with a Qualified Class A Majority.

23.2.                    The holder of Class B Shares who intends to convert (part of) his Class B Shares into Class A Shares shall send a notice to the Management Board by registered mail indicating the number of Class B Shares he wishes to convert and the date of conversion, which date shall not be earlier than five (5) business days after the day the Management Board has received the notice, unless the holder of Class B Shares and the Management Board agree otherwise.

23.3.                    Each Class B Share can only be converted into one (1) Class A share as of the date of conversion referred to in article 23.2.

23.4.                    The Management Board shall make the appropriate registrations in the Shareholders register and filings with the trade register as soon as possible after the conversion.

24.                              AMENDMENTS OF THE ARTICLES OF ASSOCIATION, LEGAL MERGER, DEMERGER, DISSOLUTION AND LIQUIDATION

24.1.                    Subject to the provisions of these articles, the General Meeting may resolve to amend the articles of association, to a legal merger (juridische fusie), to a demerger (splitsing) or to dissolve the Company.

24.2.                    In the event that a resolution to dissolve the Company is adopted, the liquidation shall be arranged by the Management Board, unless the General Meeting appoints other liquidators. In the resolution to dissolve the Company the remuneration to be paid to the liquidator or liquidators jointly shall also be determined.

24.3.                    During the liquidation these articles of association shall remain effective to the extent possible.

24.4.                    The surplus remaining after liquidation shall be distributed to the holders of Class A Shares, Class B Shares and Class C Shares in proportion to the number of Shares each owns.

24.5.                    Any GM Resolution referred to in this article can only be adopted with a Qualified Shareholder Majority.